Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media:	Investors:	Media:
Blaine Davis	Jonathan Neely	Brian O’Donnell
(484) 216-7158	(484) 216-6645	(484) 216-6726
+353-1-669-6645

Endo Health Solutions Inc. Announces Receipt of Requisite Tenders and

Consents in the Exchange Offers and Consent Solicitations Relating to its

7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7 1⁄4% Senior Notes due 2022

DUBLIN, April 17, 2014 – Endo International plc (NASDAQ: ENDP) (TSX: ENL) (“Endo” or the “Company”) announced today that its wholly-owned subsidiary, Endo Health Solutions Inc. (“EHSI”), has received requisite tenders and consents in connection with its previously announced offers to exchange any and all of the outstanding unsecured 7% Senior Notes due 2019 (the “2019 Existing EHSI Notes”), 7.00% Senior Notes due 2020 (the “2020 Existing EHSI Notes”) and 7 1⁄4% Senior Notes due 2022 issued by EHSI (the “2022 Existing EHSI Notes” and, together with the 2019 Existing EHSI Notes and the 2020 Existing EHSI Notes, the “Existing EHSI Notes”), for new unsecured 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7.25% Senior Notes due 2022 (collectively, the “New Endo Finance Notes”), respectively, to be issued by Endo Finance LLC and Endo Finco Inc. and guaranteed by Endo Limited and certain of its direct and indirect subsidiaries, and the related solicitation of consents to amend the Existing EHSI Notes and the indentures governing the Existing EHSI Notes. Consents were solicited in respect of the indentures governing each series of the Existing EHSI Notes to approve proposed amendments that would, among other things, (i) delete in their entirety substantially all the restrictive covenants in each indenture, (ii) modify the covenants regarding mergers and consolidations, and (iii) eliminate certain events of default. Capitalized terms used but not defined herein shall have the meanings ascribed to them in EHSI’s Offer to Exchange dated March 27, 2014 (as amended from time to time, the “Offer to Exchange”).

As of 5:00 p.m. New York City time, on April 16, 2014 (such time and date, the “Consent Date”), as reported by the exchange agent, EHSI had received tenders and consents from holders of $477,919,000 in aggregate principal amount of the 2019 Existing EHSI Notes, representing approximately 95.58% of the total outstanding principal amount of the 2019 Existing EHSI Notes, tenders and consents from holders of $393,463,000 in aggregate principal amount of the 2020 Existing EHSI Notes, representing approximately 98.37% of the total outstanding principal amount of the 2020 Existing EHSI Notes, and tenders and consents from holders of $391,825,000 in aggregate principal amount of the 2022 Existing EHSI Notes, representing approximately 97.96% of the total outstanding principal amount of the 2022 Existing EHSI Notes. As a result, the minimum tender condition has been satisfied in the exchange offers and the requisite consents have been received in the consent solicitations to execute a supplemental indenture with respect to each series of the Existing EHSI Notes to effect the proposed amendments. Accordingly, EHSI intends to enter into a supplemental indenture with respect to each series of the Existing EHSI Notes to effect the proposed amendments. The proposed amendments will become effective upon entry into each of the supplemental indentures, however, they will not become operative until the Settlement Date.

Subject to the satisfaction or waiver of the conditions set forth in the Offer to Exchange, EHSI will pay to each holder, in respect of such holder’s Existing EHSI Notes as to which consents were validly delivered (and not validly revoked), a Consent Payment of $7.00 per $1,000 principal amount of 2019 Existing EHSI Notes, $7.00 per $1,000 principal amount of 2020 Existing EHSI Notes and $14.25 per $1,000 principal amount of 2022 Existing EHSI Notes, payable in cash on the Settlement Date. Such Consent Payment is in addition to the Total Consideration payable to a holder in respect of its Existing EHSI Notes tendered prior to the Consent Date and accepted for exchange. Existing EHSI Notes tendered after the Consent Date and prior to the expiration of the exchange offers will not be eligible to receive the Consent Payment.

The exchange offers are scheduled to expire at 11:59 p.m., New York City time, on April 29, 2014, unless further extended or terminated.

The terms and conditions of the exchange offers and the consent solicitations appear in the offering documents, which have been distributed to the holders of Existing EHSI Notes who have completed and returned a letter of eligibility confirming that they are “Eligible Holders” for the purposes of the exchange offers and the consent solicitations. EHSI expressly reserves the right to waive these conditions in whole or in part at any or at various times in its sole discretion.

The New Endo Finance Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws. The New Endo Finance Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell any securities. The exchange offers are being made only pursuant to a confidential offering document and related consent and letter of transmittal and only to persons certifying that they are (i) in the United States and “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (that are also institutional “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act), or (ii) not “U.S. persons” and are outside of the United States (and are not acting for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

The offering documents have been and will only be distributed to Eligible Holders. D.F. King & Co., Inc. is the information agent for the exchange offers, (800) 967-5079 (U.S. toll-free) or (212) 269-5550 (collect).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Endo’s and EHSI’s Form 10-K, Form 10-Q and Form 8-K filings, as applicable, with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in EHSI’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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